                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM S-3

            Registration Statement under the Securities Act of 1933

                           DAUPHIN TECHNOLOGY, INC.
                           ------------------------
            (Exact Name of Registrant as Specified in Its Charter)

         ILLINOIS                            3570                87-0455038
-------------------------------------------------------------------------------
  (State or Other Jurisdiction         (Primary Standard      (I.R.S. Employer
of Incorporation or Organization)  Industrial Classification       Number)
                                       Identification No.)

       800 E. Northwest Hwy., Suite 950, Palatine, IL 60067 847-358-4406
       -----------------------------------------------------------------
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

Andrew J. Kandalepas, President  800 E. Northwest Hwy., Suite 950, Palatine, IL
-------------------------------------------------------------------------------
                              60067 847-358-4406
                              ------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

          If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                        CALCULATION OF REGISTRATION FEE

Title of Each Class     Amount to be           Proposed Maximum       Proposed Maximum        Amount of
of Securities to be      Registered                Offering            Aggregate Offering    Registration
Registered                                    Price Per Share (2)        Price(2)              Fee

-------------------------------------------------------------------------------------------------------------------

Common Stock
$0.001 Par Value (1)    6,964,724                  $1.20              $8,357,670                 $2,533

(1) Includes 818,058 outstanding shares to be registered for sale by selling shareholders and 6,146,666 shares to be registered for resale by selling shareholders upon exercise of warrants and options.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457, based on the average of the high and low reported sales on September 10, 2001.

In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as set forth in the warrants referred to above.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           DAUPHIN TECHNOLOGY, INC.

                       6,964,724 Shares of Common Stock

                   $1.20 Bid Price as of September 10, 2001



                                  THE COMPANY

     We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, as well as other electronic devices for home and business use and perform design services, process methodology consulting and intellectual property development.

     Our corporate offices are located at:

              800 East Northwest Highway
              Suite 950
              Palatine, Illinois 60067
              (847) 358-4406

     Our shares trade on the over-the-counter market electronic bulletin board operated by the NASD.


                                 THE OFFERING

     We are registering 6,964,724 shares of common stock owned by certain selling shareholders. The shares were issued to the shareholders in private transactions or shares which may be acquired by them through the exercise of warrants or options. The shares offered for resale hereby were issued by the Company in respect of the following: (i)766,058 shares were issued by the Company in connection with the acquisition of the net assets of Suncoast Automation, Inc.; (ii)52,000 shares were issued by the Company as payment for certain advertising and promotional expenses and consulting services; and
(iii)6,146,666 shares issuable by the Company to the selling shareholders upon exercise by them of issued and outstanding warrants and options.

     Investing in our shares involves a high degree of risk. You should invest only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

     Unless the context indicates otherwise, all references to "we", "our", "us", and the "Company" refer to Dauphin Technology, Inc. and its subsidiaries.

     Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
               The Date of this Prospectus is September 13, 2001

                               TABLE OF CONTENTS


Where You Can Find More Information                   1
The Company                                           1
Risk Factors                                          4
Forward Looking Statements                           10
Use of Proceeds                                      10
Selling Shareholders                                 11
Description of Capital Stock                         11
Plan of Distribution                                 12
Legal Matters                                        14
Experts                                              14

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C.; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the public reference rooms at prescribed rates. You can obtain information regarding operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Such material can also be inspected and printed from the SEC's Internet site located at http://www.sec.gov.
------------------

     The SEC allows us to "incorporate by reference" into this prospectus certain information we file with it. This means that we can disclose important information to you by referring you to another document we filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supercede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the selling shareholders sell all of their shares.

  .  Annual Report on Form 10-K for the fiscal year ended December 31, 2000;
  . Quarterly report on Form 10-Q for the quarter ended June 30, 2001 and March 31, 2001;
  . Form 8-K regarding the acquisition of the net assets of Suncoast Automation, Inc. dated July 13, 2001 and filed with the Commission on July 16, 2001;
  . Form 8-K/A regarding the acquisition of the net assets of Advanced Digital Designs, Inc. dated August 18, 2000 and filed with the Commission on September 25, 2000;
  . Amendment No. 2 to Form S-1 Registration Statement dated July 21, 2000 and filed with the Commission on July 28, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and telephone number:

                         Assistant Secretary
                         Dauphin Technology, Inc.
                         800 E. Northwest Highway, Suite 950
                         Palatine, Illinois 60074
                         (847) 358-4406

     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.

                                  THE COMPANY

Our Business

     We design and sell mobile hand-held, pen-based computers and broadband set-top boxes, as well as other electronic devices for home and business use and perform design services, process methodology consulting and intellectual property development. We encountered severe financial problems in 1993 and 1994 relating to a prior product line. On January 3, 1995, we filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code. We operated under Chapter 11 until July 23, 1996, when we were discharged and proceedings ended. Since July 1996 we have been engaged primarily in the following activities:

     .   contract manufacturing for third parties;
     . development of the Orasis(R) hand-held computer and the OraLynx(TM) set-top box; and
     .   acquiring personnel, capital and resources for these activities.

     We terminated contract manufacturing during the middle of 1999. We did this for two reasons. First, we sought to focus on production and marketing of Orasis(R). Second, we sought to identify additional products for development. We believe these activities present greater opportunity for growth and profitability than contract manufacturing.

     We completed development and production tooling for Orasis(R) during 1998 and 1999. Orasis(R) is a mobile hand-held, pen-based computer that incorporates features which we believe provide greater power and flexibility to address performance requirements in a variety of industrial and commercial uses. We have produced a limited number of Orasis(R) units which have been used for marketing and limited sales. Orasis(R) has been favorably received by industry publications and potential users.

     Toward the end of 1999, we identified set-top boxes as a focus for product development and on February 17, 2000 signed a contract with Estel Telecommunications SA to develop and produce set-top boxes for sale in Greece. A set-top box is an electronic device that converts digital signals into a user acceptable format via other electronic devices such as television sets, telephones and computers. It is a routing device that enables you to access and transmit information to take advantage of services offered by television, telephone, Internet and other providers of communication, information or entertainment content or media. For example, you may connect a set-top box to your television to receive cable television programming and music broadcasts through your television and home sound system. You may also connect a set-top box to a computer or various office equipment to serve a variety of commercial uses. Throughout 2000 and 2001, the Company has successfully developed multiple versions of its OraLynx(TM) set-top box and is continuing its further development.

     During 2000, in an effort to increase our engineering expertise, the Company acquired the net assets of T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.) ("ADD"), Advanced Technologies, Inc., ("ATI"), and 937 Plum Grove Road Partnership ("937") pursuant to an Asset Purchase Agreement. ADD performs design services, process methodology consulting and intellectual property development for a variety of technology companies. ADD's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing.

     In July 2001, the Company purchased the net assets of Suncoast Automation, Inc. ("Suncoast") from ProtoSource Corporation. Suncoast is a provider of private, interactive cable systems providing bundled services of basic cable TV, premium programming, video games and high-speed Internet access to the extended stay hospitality industry.

Our Opportunity

     Orasis (R) is a hand-held computer developed by the Company with features to meet the expressed desires of many potential customers. The unit was developed with the multi-sector mobile user in mind. As such, it incorporated an upgradable processor, user upgradable memory and hard disc, various modules and mobile devices to satisfy the needs of various industries. Basic unit features are as follows:

 .  The unit weight is approximately 3 pounds
 .  The battery operating life is from 2 to 8 hours
 .  The unit is equipped with 233 MHz Pentium MMX processor, which can be upgraded to 266 MHz Pentium MMX
 .  The standard unit is equipped with 64 MEG of memory upgradable to 128 MEG of
   RAM
 .  Standard two type II or a single type III PCMCIA slot
 .  2.1 GB expandable to 18 GB hard drive
 .  Built in speaker and microphone (including sound blaster for voice recognition and multimedia)
 .  Video conferencing port
 .  Modular expansion bay with docking connector
 .  Electro-magnetic pen, voice activation, and an Infra Red keyboard for data input
 . CDROM drive, floppy drive, DVD drive, credit card readers, smart-card readers, radio modems, wireless receivers, port replicators, USB hubs, audio source I/O, heads-up goggles, GPS module and other attachable devices

     Much more flexible and powerful than a Personal Digital Assistant ("PDA"), the Orasis(R) is an MS-

DOS/Windows 95/98/2000, Windows NT and Linux compatible machine. Although the basic unit carries a number of advanced features, the most significant advantage of Orasis(R) is its upgradability. The expansion bay allows for the use of CDROM, floppy drive, wireless radio, extended battery pack or any other device through the PCI expansion bus. Unlike competitor models Orasis(R) does not lock the customer into a single format. Orasis(R) affords a customer complete flexibility and versatility offered by no other mobile computer presently on the market. It is a time, labor, and money-saving device that can be custom-configured with a variety of options to meet the end-user's needs. The Company has not recognized significant sales of the product to date and will adjust its product as the market further develops new technologies.

     The OraLynx(TM) Broadband set-top box processes high-speed video, provides storage and works with coaxial cable, ADSL and fiber. The OraLynx(TM) set-top box offers considerable advantages for service providers and end users. For service providers, the OraLynx(TM) set-top box enables integration of data, voice, and video over one unified network using one termination device. For end users, the OraLynx(TM) set-top box serves as a simple yet sophisticated gateway and access device that can be controlled with a remote control, keyboard or other mobile handheld device. The OraLynx(TM) set-top box can be networked to PCs, Internet appliances, and more. The OraLynx(TM) can provide direct access to interactive TV, video-on-demand and ATM or IP voiceover phone service. Basic unit features are as follows:

  .  High quality/high speed user interface (2D graphics)
  .  Seamless Video-on-Demand Service
  .  Instant Telephone Access
  .  IP or ATM voiceover
  .  Supports up to 4 telephone lines
  . Supports standard Internet protocols and various Internet connections (xDSL, SONET, ATM25, Ethernet)
  .  Networking and Smart Appliance Interface
  .  Provides wireless or conventional networking

     The Company performs design services, process methodology consulting and intellectual property development for a variety of technology companies. The Company's engineers specialize in telecommunications, especially wireless and cable-based product development, as well as multimedia development, including digital video decoding and processing. The Company has received a contract for the production and sale of set-top boxes, but has not yet begun significant production. It has also amended the contract and extended the delivery dates on two occasions.

     The Orasis(R) and OraLynx(TM) are capable products within their respective markets. We must focus on the marketing and distribution of those products if we are to ever obtain profitability. The opportunity will be lost if we fail to respond quickly. Our industry is characterized by swift change and our products may become obsolete if competitors offer new technologies or features that we do not possess. Consequently, we must act swiftly.

Our Strategy

     Our goals are to capture the opportunity presented by the Orasis(R) and OraLynx(TM) set-top box products and to become a leading provider of electronic products. We expect to develop or acquire a variety of products and services that complement each other or offer production and operating economies. In this way, we seek to minimize the risk presented by reliance upon any given product that may become obsolete through technological change.

     We expect to increase our development, production and marketing capabilities by increasing staff and coordinating relationships with outside manufacturers and sales representatives. We will then establish a responsive level of production and distribution. At the same time, we have begun an aggressive marketing campaign to seize opportunities in the growing set-top box and hand-held computer markets.

Recent Developments

     On April 12, 2000, we entered into a common stock purchase agreement with Techrich International Limited, an institutional investor ("Techrich"). The agreement provides for the future purchase of shares and issuance of warrants to Techrich. The common stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

     In general, the equity line operates like this: Techrich has committed to provide us up to $100 million as we request it over a 18 month period, in return for common stock and warrants that we issue to Techrich. Once every 22 trading days, we may request a draw of up to $10 million, subject to a maximum of 18 draws. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 22 trading days prior to our request and the average trading volume for the 45 trading days prior to our request. Each draw down must be for at least $250,000. At the end of a 22 day trading period following the drawdown request, the final drawdown amount is determined based on the volume-weighted average stock price during that 22 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares and warrants that we will issue to Techrich in return for the money drawn down.

     The per share dollar amount Techrich pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for the 22 day period after our drawdown request, weighted by trading volume. We will receive the amount of the drawdown less an escrow agent fee of $1,500 and a 3% placement fee payable to the placement agent, Ladenburg Thalmann
& Co. Inc., which introduced Techrich to us.   Ladenburg Thalmann is a
registered broker dealer. It is not obligated to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann warrants to purchase 250,000 shares of our common stock at an exercise price of $5.481. The common stock issuable upon the exercise of those warrants, as well as shares issuable to Techrich upon a drawdown request, were included in a registration statement that became effective on July 28, 2000. During 2000, the Company issued two drawdown notices for a total of $7,000,000 and issued 2,136,616 shares of common stock and warrants to purchase 146,109 shares of common stock at exercise prices ranging from $3.26676 to $4.4369. The Company has available $93,000,000 under the equity line, which expires December 28, 2001.

     On August 28, 2000, the Company acquired the net assets of T & B Designs, Inc. (formerly known as Advanced Digital Designs, Inc.) ("ADD"), Advanced Technologies, Inc. and 937 Plum Grove Road Partnership, in exchange for $3 million in cash and $3 million to be held in escrow and disbursed in accordance with the terms and conditions of an Escrow Agreement. In addition, the principals and certain employees of ADD that we hired, were issued options to purchase 2,190,000 shares of common stock. The options, and underlying shares, issued to the principals and employees that we hired, are included in the registration statement of which this prospectus is a part.

     On July 10, 2001 we acquired substantially all of the assets of Suncoast, a Florida-based provider of private, interactive cable systems. We assumed certain equipment leases and issued 766,058 shares of common stock in exchange for the Suncoast assets. In addition, certain employees of Suncoast that we hired were issued options to purchase 900,000 shares of common stock. The options, and underlying shares, issued to the employees that we hired, are included in this registration statement of which this prospectus is a part.

                                 RISK FACTORS

     Investment in our shares is risky and should be considered speculative. In addition to the information contained in this prospectus, you should consider carefully the following risk factors before investing in shares offered under this prospectus. We operate in a highly competitive and volatile industry. We are faced with aggressive pricing by competitors; competition for necessary parts, components and supplies; continually changing customer demands and rapid technological developments; and risks that buyers may encounter difficulties in obtaining governmental licenses or approvals, or in completing installation and construction of infrastructure, necessary to use our products or to offer them to end users. The following cautionary statements discuss certain important factors that could cause actual results to differ materially from the projected results contained in the forward-looking statements contained in this prospectus.

Risks Related to Our Financial Results and/or Condition

We have had a limited operating history.

Since July 1996 we have operated without substantial sales or revenue. Our limited financial performance may make it difficult for potential sources of capital to evaluate the viability of our business to date and to assess its future viability.

We have terminated one line of business that will result in reduced revenue.

We terminated contract-manufacturing services at the end of the second quarter of 1999 as part of our current operating strategy. For years ending December 31, 1998 and 1999, contract manufacturing services conducted through our subsidiary accounted for $5,637,574 and $2,134,563, respectively, in revenue. We will no longer offer such services to third parties but will instead apply such activities to develop and manufacture our own products.

Availability of funding under our equity line is affected by our share price and general market conditions.

In April 2000 we entered into a common stock purchase agreement with Techrich establishing an equity line whereby we may request draws of up to $100 million over an 18-month period in return for common stock and warrants that we issue to Techrich. The amount of securities to be issued under the equity line is based on a formula that is tied to the market price for our shares. The securities markets have recently experienced significant price and volume fluctuations. The market prices and volume of securities of technology and development-stage companies have been especially volatile. Market volatility and conditions could reduce the market price of our shares despite operating performance and the market price of our shares could decrease significantly if our operating performance falls below expectations.

Because the amount of securities to be issued under our equity line is based on a formula that is tied to the market price of our shares just prior to the time of a drawdown, issuance of some or all of the securities allowed under the equity line could result in significant dilution of the per share value of our shares held by current investors. The inverse relationship between the price and amount of securities to be issued may have the following results:

     . the lower the average trading price of our shares at the time of a drawdown, the greater the number of securities that would be issued, and the greater the dilution caused by these securities;

     . the perceived risk of dilution may cause Techrich or other shareholders to sell their shares, which could contribute to the downward movement in the stock price of Techrich's shares; and

     . the significant downward pressure on the trading price of our shares could encourage Techrich and other shareholders to engage in short sales, which would further contribute to the downward spiraling price decline of our shares.

If a large portion of the shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such shares. This could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell shares at the price they paid for the shares or at any price.

Our agreement with Techrich restricts us from raising investment capital during the term of the common stock purchase agreement except through that agreement, unless otherwise agreed to in writing.

If we need capital but are unable to drawdown under the common stock purchase agreement for any reason, we will need to negotiate with Techrich to lift those restrictions so we can obtain the capital from other sources. Our common stock purchase agreement with Techrich also limits our ability to sell our securities for cash at a discount to the market price for 18 months from the effective date of the registration statement filed in connection with establishment of the equity line, unless otherwise agreed to in writing.

Risks Related to Our Strategy

We may be unable to identify or acquire additional technologies or products to diversify our product offering.

We expect to avoid reliance upon any given product through acquisition and/or development of additional technologies and products. However, we may be unable to identify or acquire technologies or products. In that case, we may have to rely upon our own resources to develop such technologies and products internally. We may not have sufficient resources to do this. In addition, acquisitions involve a number of special risks, such as diversion of management's attention and financing issues, which may have a negative impact on operations and financial performance.

We may not be able to efficiently integrate any acquired technologies, products or businesses.

We expect to acquire technologies, products and other businesses to compliment our operations. There can be no assurance that we will be able to integrate the operations of any other business successfully. Acquisitions we do undertake will subject us to a number of risks, including the following:

     . inability to institute the necessary systems and procedures, such as accounting and financial reporting systems;
     .  failure to retain key personnel; and
     .  assumption of unanticipated legal liabilities and other problems.

In addition, we may acquire technologies or products that prove incompatible to other products following further development.

Even if we successfully integrate acquired technologies, products or businesses, we may be unable to effectively manage growth.

We seek to become profitable by expanding sales of Orasis(R), the OraLynx(TM) set-top box and any new products that we may develop or acquire. To manage growth, we may be required to:

     . improve existing and implement new operational, production and personnel systems;
     . hire, train and manage additional qualified personnel; and . establish relationships with additional suppliers and strategic partners while maintaining existing relationships.

The existing purchase orders received from international companies and the set-top box agreement subjects us to risks associated with international operations.

As we begin shipping under the purchase orders and set-top box agreement, we risk exposure to international risks, including:

     . greater difficulty in accounts receivable collection and longer collection periods;
     .  unexpected changes in regulatory requirements;
     .  reduced protection of intellectual property rights;
     . potentially adverse tax consequences; and . political instability.

Risks Related to Development, Production and Marketing of Our Products

Product development involves substantial expense and resource allocation that may exceed our capabilities.

We incurred substantial expense in developing the Orasis(R) computer. We expect to continue to develop enhancements and accessory equipment to meet customer and market demands. The OraLynx(TM) set-top box is in the final development stage. Although we anticipate further expense associated with the final stage of development, it will not be substantial. However, delays in development arising from insufficient cash or personnel resources will hinder our ability to bring these products to market before competitors introduce comparable products. In that case, we will miss the opportunity to capitalize on the technological advances, which we believe such products may offer.

We depend on outside sources for components and may be harmed by unavailability of components, excessive prices for components or unexpected delays in component deliveries.

The Orasis(R) and OraLynx(TM) set-top box use or will use various component parts, such as PCBs, microchips and fabricated metal parts. We must obtain these components from manufacturers and third-party vendors. Our reliance on those manufacturers and vendors, as well as industry component supply, creates many risks including the following:

     .  the possibility of a shortage of components;
     .  increases in component costs;
     .  variable component quality;
     . reduced control over delivery schedules; and . potential manufacturer/vendor reluctance to extend credit to us.

If there is a shortage of component parts or if the cost of these parts substantially increases, our operations and our success in the marketplace could be materially and adversely affected.

Errors or defects in our products could result in customer refund or product liability claims.

Because our products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. While we continually test our products for errors and will work with customers to identify and correct bugs, errors may be found in the future. Although many of these errors may prove to be immaterial, any of these errors could be significant. Detection of any significant errors may result in:

     . loss of or delay in market acceptance and sales of our products; . diversion of development resources;
     .  injury to our reputation; or
     .  increased maintenance and warranty costs.

Errors or defects could harm our business and future operating results. Moreover, because our products will be used in critical computing functions, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically do and will contain provisions intended to limit our exposure to product liability claims. However, these provisions may not preclude all potential claims. Liability claims could require us to spend significant time, money and effort in litigation. They also may result in substantial damage awards. Any such claim, whether or not successful, could materially damage our reputation and results of operation.

We will be unable to develop, produce and market our products without qualified professionals and seasoned management.

Our success depends in large part on our ability to recruit and retain professionals, key management and operating personnel. We need to complete development of the OraLynx(TM) set-top box and coordinate production of Orasis(R) computers and the OraLynx(TM) set-top box. We also need to develop marketing channels to increase market awareness and sales of our products. Qualified professionals, management and operating personnel are essential for these purposes. Such individuals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for them is intense and turnover is high. If we cannot attract and retain needed personnel, we will not succeed.

We believe that our future success will depend on our ability to retain the services of our executive officers. These officers have developed industry relationships that are critical to our growth and development. They also will be essential in dealing with the significant challenges that we expect will arise from anticipated growth in our operations.

We have an ongoing need to expand management personnel and support staff. The loss of one or more members of management or key employees, or the inability to hire additional personnel as needed, could have a material adverse effect on our operations.

Risks Related to Competition within Our Industry

None of our products have achieved widespread distribution or customer acceptance.

Although the Orasis(R) computer has passed the development stage, we have not established a market for it. The Orasis(R) is a solution oriented, pen-based, mobile computer system, which has been produced and marketed only on a limited basis. As the market and applications for the Orasis(R) increase, we anticipate its market will increase; however, there is no assurance that this will happen.

The OraLynx(TM) set-top box is in the final stage of development. We believe we will successfully develop the OraLynx(TM) set-top box that will conform to specifications under the set-top box agreement that will address a broad market demand. There can be no assurance that we will successfully complete develop of the OraLynx(TM) set-top box or that a market demand will exist. In addition, if a market demand exists, it may be met with alternative products offered by competitors or with pricing that we cannot match.

Competition in our industry is intense and we may not be able to compete successfully due to our limited resources.

Our industry is highly competitive and dominated by competitors with substantial resources. Continuous improvement in product pricing and performance is the key to future success. At all levels of competition, pricing has become very aggressive. We expect pricing pressure to continue to be intense. Many of our competitors are larger and have significantly greater financial, technical, marketing and manufacturing resources. They also have broader product lines, greater brand name recognition and larger existing customer bases. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or customer needs.

Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. There can be no assurance that we will be able to compete successfully in developing, manufacturing or marketing our products. An inability to do so would adversely affect our business, financial condition and market price of our shares.

Our industry is subject to rapid technological change and we may not be able to keep up.

Rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles and changes in customer demands and evolving industry standards, characterize the computer industry. Our products could become obsolete if products based on new technologies are introduced or if new industry standards emerge.

Computer equipment is inherently complex. As a result, we cannot accurately estimate the life cycles of our products. New products and product enhancements can require long development and testing periods, which requires retention of increasingly scarce technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products can seriously damage our business. In the past, we have experienced delays in scheduled product introductions and cannot be certain that we will avoid similar delays in the future. We must produce products that are technologically advanced and comparable to and competitive with those made by others. Otherwise, our products may become obsolete or we will fail to achieve market acceptance.

Our future success depends on our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. For example, Orasis(R) will not sell if it cannot run software, or access resources such as Internet or telephone services provided by others. The same is true for the set-top box. Other vendors may change their products so that they will no longer be compatible with our products. These vendors also may decide to bundle their products with products of our competitors for promotional purposes and to discount the sales price of the bundled products. If this were to occur, our business and future operating results could suffer.

We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims.

Our products are differentiated from those of our competitors by our internally developed technology that is incorporated into our products. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We rely on a combination of trade secrets, copyright and trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could have a material adverse effect on our financial condition and results of operations.

Our business and operations may be affected by government regulations.

Our products may be subject to various federal, state and other government regulations. For example, we are required to obtain CE approval and certification for the set-top box under the set-top box agreement. If we do not receive such approval and certification within thirty days of application, production will be postponed. In addition, if we do not receive such approval and certification within sixty days of application, the buyer may terminate the agreement. The Company may terminate the agreement if permits to install fiber optic and other infrastructure equipment are not issued to the buyer. Even if such permits are issued, delays in issuance will delay set-top box orders and shipments. Consequently, government regulations may interfere with our business plans and could have an adverse effect on our ability to develop and market our products.

Risks Relating to Our Shares

It is likely that our shares will be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control.

The securities markets have recently experienced significant price and volume fluctuations. The market prices and volume of securities of technology and development-stage companies have been especially volatile. Market volatility and other market conditions could reduce the market price for our shares despite operating performance. In addition, if our operating performance falls below expectations the market price of our shares could decrease significantly. You may be unable to resell shares at or above the registration price. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of such litigation we could experience substantial litigation costs and diversion of management's attention and resources.

We have not paid any dividends and have no expectation of paying dividends in the foreseeable future.

We have not declared, paid, or distributed any cash dividends on our shares in the past, nor are any cash dividends contemplated in the foreseeable future. There is no assurance that our operations will generate any profits from which to pay cash dividends. Even if profits are generated through operations in the future, our present intent is to retain any such profits for acquisitions, product development, production and marketing, and for general working capital requirements.

Our shares are not widely traded.

There is only a limited market for our shares. If a large portion of the shares eligible for immediate resale after registration were to be offered for public resale within a short period of time, the current public market would likely be unable to absorb such shares. This could result in a significant reduction in current market prices. There can be no assurance that investors will be able to resell shares at the price they paid for the shares or at any price.

Our shares are subject to special trading rules relating to "penny stocks" which restrict trading.

Our shares are covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell "penny stock" to persons other than certain established customers. For transactions covered by the rule, the broker-dealer must obtain sufficient information from the customer to make an appropriate suitability determination, provide the customer with a written statement setting forth the basis of the determination and obtain a signed copy of the suitability statement from the customer. The rule may affect the ability of broker-dealers to sell our shares and also may affect your ability to sell shares in the secondary market.

We have broad discretion in how we use any proceeds of this registration, and we may not use these proceeds effectively.

We could spend any proceeds received from the sale of the shares underlying the warrants and options that are included in this registration in ways that you may not agree or that do not yield a favorable return. Our primary purpose for conducting this registration is to register the shares issued by the Company in connection with the acquisition of the net assets of Suncoast Automation, Inc.

                          FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement that is not a statement of historical fact constitutes a forward-looking statement. You can identify these statements by forward-looking words such as "may", "will", "intend", "believe", "anticipate", "estimate", "expect", "project" and similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operation and of our financial condition or state other forward looking information. This prospectus also includes third party estimates regarding the size and growth of markets and mobile computer equipment usage in general.

     You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "The Company" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from our expectations.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward looking statements after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except with respect to material developments related to previously disclosed information.

                                USE OF PROCEEDS

     All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders other than from the possible exercise of warrants to purchase 230,000 shares of common stock at prices ranging between $1.03 to $3.50 per share and the possible exercise of options to purchase 5,845,000 shares of common stock at prices ranging from $0.7812 to $3.875 per share. Any proceeds received from the exercise of warrants and options will be used for general corporate purposes.

                             SELLING SHAREHOLDERS

     The selling shareholders' shares were issued in accordance with private placements. The shares are being registered to remove their restricted status under federal securities law. Although the selling shareholders have not advised us that they currently intend to sell shares pursuant to this registration, they may choose to sell all or a portion of the shares from time to time in the over-the-counter market or otherwise at prices and terms then prevailing or at prices related to the current market price, or negotiated transactions. None of the selling shareholders are or have been affiliates of the Company or hold more than 5% of the outstanding shares.

                                                       Beneficially Owned   Beneficially
                                  Shares Beneficially  Shares to be         Owned Shares
                                  Owned                Registered           to be Sold    After Registration
Name                              Number      %        Number      %        Number        Number      %
--------------------------------  ----------  ------   ----------  ------   ------------  ----------  ------
ProtoSource Corporation (1)          727,755     1.2%     727,755     1.2%             0     727,755     1.2%
Andrew, Alex. Wise & Co (2)           38,303     0.1%      38,303     0.1%             0      38,303     0.1%
Declan Group, LLC (3)                 30,000     0.0%      30,000     0.0%             0      30,000     0.0%
Thompson, Mark (3)                    12,000     0.0%      12,000     0.0%             0      12,000     0.0%
Smith, Brian (3)                      10,000     0.0%      10,000     0.0%             0      10,000     0.0%

      (1) The shares of ProtoSource Corporation were issued in connection with the purchase of the net assets of Suncoast Automation, Inc., a wholly owned subsidiary of ProtoSource Corporation, pursuant to an Asset Purchase Agreement by and among the Company, ProtoSource and Suncoast.

      (2) Andrew, Alexander Wise & Company acted as agent to ProtoSource Corporation and was assigned this number of shares based on the request of ProtoSource Corporation.

      (3) All of the shares owned were issued to the shareholders as payment for certain advertising and promotional expenses and consulting services.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, we believe each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

      Except for our officers and directors identified herein, the selling shareholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. We may amend or supplement this prospectus from time to time to update the disclosure.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. As of August 30, 2001 there were 62,666,127 shares of common stock outstanding and beneficially owned by approximately 22,500 beneficial shareholders, and no shares of preferred stock were outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation, which is available upon request.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of the company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities and have no cumulative voting rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have no present plans to issue preferred stock. However, the issuance of any such preferred stock could affect the rights of the holders of common stock and reduce the value of the common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of the company by present owners.

Warrants and Options

     As of September 10, 2001 warrants to purchase 8,301,738 shares of common stock were issued and outstanding in the hands of approximately 60 investors. These warrants are convertible at any time. The strike prices of these warrants range from $0.20 to $5.481. The warrants expire between three and five years from the date of issuance. The warrants include a change of form provision in them so that if a change in the form of the common stock occurs due to stock splits, stock dividends, or mergers, the holders are entitled to receive a pro-rata increase of shares at a discounted price. However, the holders of the warrants do not have any voting rights and are not entitled to receive any cash or property dividends declared by the Board of Directors until they convert the warrants into common shares. At the time such warrants are exercised, the common shareholders' ownership percentage of the Company will be diluted. In December 2000, the Company re-priced approximately 3,012,000 warrants it had previously issued to outside consultants. The warrants were originally issued with an exercise price ranging from $10.00 to $5.00, and were re-priced with exercise prices ranging from $5.00 to $2.00 per share. The re-pricing created a charge to earnings of approximately $234,000.

     As of September 10, 2001 there are a total of 4,871,580 options issued and outstanding in the hands of more than thirty employees and former employees. These options are exercisable at any time into the Company's $0.001 par value common stock. The per share strike prices of these options range from $0.50 to $3.875. These options expire three years from the date of issuance. At the time such options are exercised, the common shareholders ownership percentage of the Company will be diluted.

Transfer Agent and Registrar

     Our transfer agent and registrar is American Stock Transfer and Trust Company, 6201 15/th/ Avenue, Brooklyn, New York 11219 (212) 936-5100.

                              PLAN OF DISTRIBUTION

     We are registering 6,964,724 shares of common stock on behalf of certain selling shareholders. The shares were issued to the shareholders in private transactions or are shares that may be acquired by them through the exercise of warrants or options. The shares offered for resale hereby were issued by the Company in respect of the following: (i)766,058 shares were issued by the Company in connection with the acquisition of the net assets of Suncoast Automation, Inc.; (ii)52,000 shares were issued by the Company as payment for certain advertising and promotional expenses and consulting services; and
(iii)6,146,666 shares issuable by the Company to the selling shareholders, employees and consultants upon exercise by them of the issued and outstanding warrants and options.

     The selling shareholders may sell their shares from time to time at prices and at terms prevailing at the time of sale.

     The selling shareholders, employees and consultants may exercise their 6,146,666 warrants and options from time to time prior to expiration. As of September 10, 2001, we will receive $12,901,286 from the exercise of such warrants and options if all are exercised prior to expiration. We will receive none of the proceeds of any subsequent sale of shares issued under the warrants or options.


     Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholders, employees and consultants will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the selling shareholders, employees and consultants that there are no existing arrangements between any selling shareholder, employee or consultant and any other person, broker, dealer, underwriter or agent relating to the sale or distribution of shares of common stock which may be sold by selling shareholders, employees or consultants through this prospectus. Selling shareholders, employees and consultants may be deemed underwriters in connection with resales of their shares.

     The common shares may be sold in one or more of the following manners:

     . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer for its account under this prospectus; or

     . ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by the selling shareholders, employees and consultants may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholders, employees and consultants in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

     Broker-dealers may agree with the selling shareholders, employees and consultants to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

     In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

     The selling shareholders, employees and consultants will pay all commissions and their own expenses, if any, associated with the sale of their common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares being registered have been passed upon for the company by Rieck and Crotty, P.C., 55 West Monroe Street, Suite 3390, Chicago, Illinois 60603.

                                    EXPERTS

     Our annual financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 have been audited in part by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

PART II
-------

INFORMATION NOT REQUIRED IN PROSPECTUS
--------------------------------------

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-----------------------------------------------------

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.


                                    Amount
                                   ---------

SEC registration fee               $2,533.00
Accounting fees and expenses        2,000.00
Legal fees and expenses             3,000.00
Miscellaneous fees and expenses     1,500.00
                                   ---------

          Total                    $9,033.00
                                   ---------


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
---------------------------------------------------

Registrant is incorporated in the State of Illinois. Section 8.75 of the Illinois Business Corporation Act defines the powers of registrant to indemnify officers, directors, employees and agents.

In additional to the provisions of Illinois Business Corporation Act Section 8.75, and pursuant to the power granted therein, registrant has adapted Article XII of its Bylaws which provides as follows:

ARTICLE XII
-----------

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1 The corporation shall indemnify any person who was or is a party, or
---------
is threaten to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a directors, officer, employee or agent of the corporation or fiduciary of any employee benefit plan maintained by the corporation, or who is or was a director, officer, employee or agent of the corporation of a fiduciary as aforesaid, or who is or was serving at the request of the corporation as a director, officer, employee, agent of fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants) and, with respect to any criminal action proceeding, had no reasonable cause to believe his conduct was unlawful. This termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

SECTION 2 The corporation shall indemnify any person who was or is a party, or
---------
is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or fiduciary as aforesaid, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation (or, in the case of a fiduciary, the best interests of the plan and plan participants), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

SECTION 3 To the extent that a director, officer, employee or agent of a
---------
corporation or fiduciary as aforesaid has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in proceeding sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

SECTION 4 Any indemnification under section 1 and 2 hereof (unless ordered by a
---------
court) shall be made by the corporation only as authorized in the specific case, upon a determination of the director, officer, employee, agent of fiduciary is proper on the circumstances because he has met the applicable standard of conduct set forth in said sections. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtained, or even if obtainable, a quorum of disinterest directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

SECTION 5 Expenses incurred in defending a civil or criminal action, suit or
---------
proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or oh behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

SECTION 6 The indemnification provided by this Article shall not be deemed
---------
exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall incur to the benefit of the heirs, executors and administrators of such person.

SECTION 7 The corporation may purchase and maintain insurance on behalf of any
---------
person who is or was a director, officer, employee or agent of the corporation of fiduciary, or who is or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

SECTION 8 In the case of a merger, the term "corporation" shall include, in
---------
additional to the surviving corporation, any merging corporation absorbed in a merger, which if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of another corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the surviving corporation as such person would have with respect to such merging if its separate existence had continued.

SECTION 9 For the purpose of this Article, referenced to "other enterprises"
---------
shall include employee benefit plans; reference to "fines" shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to the phrase "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such an issue.

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

       Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
       ----------------------------------------------------


       Exhibit No.  Description of Document
       -----------  -----------------------

       *3(1) Certificate of Incorporation filed July 27, 1990, incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

       *3(2) By-Laws as amended, incorporated herein by reference to exhibit 3(2) of Form 10-K for the fiscal year ended December 31, 1997.

       *4(1) Specimen Common Stock Certificate incorporated herein by reference to exhibit 4(1) of Form S-18 filed June 1, 1990.

       *10(1) Agreement and Plan of Reorganization incorporated herein by reference to exhibit 7(c) of Form 8-K filed April 4, 1991.

       *10(2) Plan and Agreement of Merger incorporated herein by reference to exhibit 7(c)(1) of Form 8-K filed May 14, 1991.

       *10(3) Computer Technology License Agreement dated November 12, 1997, between Phoenix Technology, Inc. and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed march 17, 1998, incorporated herein by reference.

       *10(4) License Agreement dated May 3, 1996, between Microsoft Corporation and Dauphin Technology, Inc. included as an exhibit to Form S-1 filed March 17, 1998, incorporated herein by reference.

       *10(5) Equity line of credit agreement by and between Techrich
              International Limited and Dauphin Technology, Inc. dated April 12, 2000 including Common Stock Purchase Agreement, Registration Rights Agreement, Escrow Agreement and Form of a stock Purchase Warrant included as an exhibit to Form 8-K filed on April 20, 2000 incorporated herein by reference.

       *10(6) Amendment No. 1 to Common Stock Purchase Agreement dated July 10,
              2000 between Dauphin Technology, Inc. and Techrich International Limited.

       *10(7) Asset Purchase Agreement, by and among the Company, ADD
              Acquisition Corp., T & B Design, Inc. (f/k/a Advanced Digital Designs, Inc.), Advanced Technologies, Inc., 937 Plum Grove Road Partnership, the Stockholders of T & B Design, Inc. and Advanced Technologies, Inc. and the partners of 937 Plum Grove Road Partnership, dated August 18, 2000 included as an exhibit to Form 8-K/A filed on September 25, 2000 incorporated herein by reference.

       *10(8) Asset Purchase Agreement, by and among the Company, Suncoast
              Acquisition Corp., ProtoSource Corporation and Suncoast Automation, Inc. dated July 1, 2001 included as an exhibit to Form 8-K filed on July 14, 2001 incorporated herein by reference.

24(1)  Consent of Arthur Andersen LLP., independent public accountants.

24(2)  Consent of Grant Thornton LLP., independent public accountants.

24(3)  Consent of Rieck and Crotty, P.C.


* Previously filed or incorporated by reference.

Item 17.  UNDERTAKINGS
----------------------


     (A) Subject to the terms and conditions of Section 15(d) of the Securities
     --------------------------------------------------------------------------
     Exchange Act of 1934, the undersigned Company hereby undertakes to file
     -------------------------------------
     with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in the section.

     (B) The undersigned Company hereby undertakes:


            (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a) of the Securities Act of 1993;

                  (ii) To disclose in the Prospectus any change in the offering price at which any registering shareholders subject to the requirement of a Pricing Amendment are offering their registered securities for sale;

                  (iii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjustment of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palatine and State of Illinois, on the 13th day of September, 2001.


DAUPHIN TECHNOLOGY, INC.



By: /s/Andrew J. Kandalepas.
   ------------------------
  Andrew J. Kandalepas, President



          Pursuant to the requirement of the Securities Act of 1933, as amended, this registration statement has been duly signed by the following persons in the capacity and on the dates indicated.



SIGNATURE                   TITLE                             DATE

/s/ Andrew J. Kandalepas    Chairman of the Board/President/  September 13, 2001
------------------------
    Andrew J. Kandalepas    Chief Executive Officer

/s/ Jeffrey Goldberg        Secretary/Director                September 13, 2001
--------------------
    Jeffrey Goldberg

/s/ Gary E. Soiney          Director                          September 13, 2001
------------------
    Gary E. Soiney

/s/ Mary Ellen W. Conti     Director                          September 13, 2001
-----------------------
    Mary Ellen W. Conti